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NEWS                                                                Exhibit 99.2
BULLETIN                       |  RE:
                               |
FROM:                          |           BRADLEY REAL ESTATE, INC.
[THE FINANCIAL RELATIONS       |           40 SKOKIE BLVD., SUITE 600
 BOARD LOGO APPEARS HERE]      |           NORTHBROOK, IL 60062-1626
                               |           NYSE: BTR
                               |
                               |
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THE FINANCIAL RELATIONS BOARD, INC.

FOR FURTHER INFORMATION:


       AT THE COMPANY:                  AT THE FINANCIAL RELATIONS BOARD:
       THOMAS P. D'ARCY                 DENNIS WAITE
       CHAIRMAN AND CEO                 (312)640-6674
       (847)272-9800

       FOR IMMEDIATE RELEASE
       MONDAY, JUNE 15, 1998


                     BRADLEY REAL ESTATE ANNOUNCES SIGNING
            OF PURCHASE & SALE AGREEMENT FOR ONE NORTH STATE STREET


       NORTHBROOK, ILL., JUNE 15, 1998--BRADLEY REAL ESTATE, INC. (NYSE:BTR) announced today that it has signed a purchase and sale agreement to sell its One North State Street property, a 685,000-square-foot office and retail building, located in the Loop area of downtown Chicago at the corner of State and Madison Streets. The contract is with the Whitehall Street Real Estate Limited Partnership IX and the Archon Group, affiliates of Goldman, Sachs & Co. The sale price is approximately $84.5 million and is subject to normal and customary closing costs and adjustments. The closing is scheduled for August 1998. LaSalle Partners Incorporated is serving as Bradley's advisor in this transaction.

       Thomas P. D'Arcy, chairman and chief executive officer of Bradley, stated, "We are pleased with the terms of this proposed sale. As we have previously stated, although this property is a solid asset, it does not fit with Bradley's strategy of owning, operating, acquiring and developing grocery-anchored community shopping centers in the Midwest. We intend to redeploy substantially all of our net proceeds from the sale of the property into the acquisition of additional Midwest shopping centers."

       Whitehall is a real estate equity fund managed by Goldman, Sachs & Co. The Archon Group is a full-service real estate investment management company headquartered in Dallas.


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BRADLEY REAL ESTATE
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Bradley Real Estate, Inc. is the nation's oldest real estate investment trust
(REIT) and a leading owner and operator of neighborhood and community shopping centers located in the Midwest region of the United States. The company has paid 147 consecutive quarterly distributions to its share owners, one of the longest records of distributions among publicly traded REITs. The company owns 63 properties located in 12 states aggregating 11.5 million square feet of rentable space.

The preceding information contains forward-looking statements of the company's plans, objectives and expectations, which are dependent upon a number of factors including a stable retailing climate in the Midwestern United States, the financial viability of the company's tenants and the continuing availability of retail center acquisitions and development opportunities in the Midwest on favorable terms. Reference is made to the discussions under the captions "Risk Factors" in the company's 1997 Form 10-K report which includes a discussion of certain other factors which could cause actual results to differ materially from those in forward-looking statements. There can be no assurance as to the timing of the closing or that this transaction will be consummated.

 FOR FURTHER INFORMATION ON BRADLEY REAL ESTATE, INC. FREE OF CHARGE VIA FAX,
                  SIMPLY DIAL 1-800-PRO-INFO AND ENTER "BTR."


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